Exhibit 21.1

Albany Molecular Research, Inc.

Subsidiaries

Name of Subsidiary	State/Country of Incorporation

AMRI Bothell Research Center, Inc.	Delaware, USA

AMRI Burlington, Inc.	Massachusetts, USA

AMRI Rensselaer, Inc.	Delaware, USA

AMRI SSCI, LLC	Delaware, USA

ALO Acquisition LLC	Delaware, USA

OSO Biopharmaceutials Manufacturing, LLC	Delaware, USA

Cedarburg Pharmaceuticals, Inc.	Delaware, USA

INB: Hauser Pharmaceutical Services, Inc.	Delaware, USA

Cedarburg Generic, LLC	Wisconsin, USA

Whitehouse Analytical Laboratories, LLC	New Jersey, USA

Euticals Inc.	Delaware, USA

AMRI Evergreen S.à r.l.	Luxembourg

Albany Molecular Luxembourg S.à r.l.	Luxembourg

Albany Molecular Research Limited	United Kingdom

Albany Molecular Research (Glasgow) Limited	United Kingdom

Evergreen S.r.l	Italy

Prime European Therapeuticals S.p.A	Italy

Chorisis S.r.l	Italy

Euticals GmbH	Germany

Euticals SAS	France

Albany Molecular Research (UK) Limited	United Kingdom

Albany Molecular Research Spain, S.L.U	Spain

Gadea Grupo Farmaceutico, S.L	Spain

Crystal Pharma, S.A	Spain

Crystal Pharma Ltd.	Malta

Gadea Biopharma, S.L.	Spain

Bionice, S.L.	Spain

Albany Molecular Research Mauritius Pvt. Ltd.	Mauritius

AMRI India Pvt. Ltd.	India

FineKem Laboratories Pvt. Ltd.	India

Albany Molecular Research Hyderabad Research Centre Pvt. Ltd.	India

Albany Molecular Research Singapore Research Centre, Pte. Ltd.	Singapore